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Exhibit 99.1

                      NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424

INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

FSA SECOND QUARTER 2003 FINANCIAL RESULTS

NET INCOME
$68 Million in Q2 03 (+50% vs. Q2 02)
$134 Million in H1 03 (+35% vs. H1 02)

ORIGINATIONS (PRESENT VALUE)
$331 Million in Q2 03 (+66% vs. Q2 02)
$433 Million in H1 03 (+15% vs. H1 02)

New York, New York, August 6, 2003—Financial Security Assurance Holdings Ltd. (the Company), the holding company for bond insurer Financial Security Assurance Inc. (FSA), reported second quarter 2003 net income of $68.1 million, an increase of 50.0% over second quarter net income a year ago. Comparing the six-month periods of this year and last, net income rose 34.6% to $133.9 million.

        Operating earnings reached $66.3 million for the second quarter and $131.1 million for the first half, representing increases of 44.9% and 27.6%, respectively, over the results in last year's comparable periods. (The Company has restated operating earnings for the second quarter of 2002 to reflect the definition it adopted in the fourth quarter of 2002. See "Non-GAAP Terms" below for definitions of operating earnings, adjusted book value and present value originations. Reconciliations of operating earnings to net income and of adjusted book value to book value also appear below.)

        Shareholders' equity (book value) was $2.0 billion and adjusted book value (ABV) was $2.9 billion at June 30, 2003. Over the past twelve months, with dividends reinvested, ABV grew 15.2% excluding realized and unrealized capital gains and losses in the investment portfolio and 18.9% including such gains and losses.

        Second quarter present value (PV) originations were $330.9 million, compared with $199.9 million for the same period last year. Robert P. Cochran, chairman and chief executive officer of FSA Holdings and FSA, said: "Despite a slow start to the year, business production for the first half ended very strong, generating $432.7 million in present value originations, an increase of 15.5% over the same period last year. This result, the best for any first half in our history, strengthens our storehouse of future earnings.

        "Our U.S. municipal business outperformed the record results achieved in the first half of last year, reflecting the high level of issuance in the U.S. municipal market. Outside the U.S., we achieved particularly strong results in the European infrastructure markets, and we also found a number of good opportunities in the U.S. asset-backed markets, where we have been highly selective because of the uncertain credit environment."

BUSINESS PRODUCTION

GROSS PAR INSURED OF NEW ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Dollars in billions)
U.S. Municipal Obligations	$15.8	$12.3	$26.6	$24.0
U.S. Asset-Backed Obligations(1)	4.5	12.2	6.6	23.6
International Obligations	2.7	6.5	3.5	11.6

Total(1)(2)	$23.0	$31.0	$36.7	$59.2

(1)
U.S. asset-backed amounts for the three- and six-month periods ended June 30, 2002 have been restated to exclude guaranteed investment contract (GIC) originations.

(2)
Excludes amounts relating to FSA-insured GICs issued by the Company's GIC subsidiaries (FSA Capital Markets Services LLC and FSA Capital Management Services LLC), which are consolidated in the Company's financial statements. The outstanding par amount of such GICs is reflected as insurance exposure in FSA's financial statements but as GIC liabilities in the consolidated statements of the Company. As a result, the outstanding insurance exposures reported by FSA and the Company differ.

GROSS PV ORIGINATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Dollars in millions)
U.S. Municipal Obligations(1)	$144.5	$74.9	$208.6	$150.5
U.S. Asset-Backed Obligations(1)(2)	65.7	55.7	87.1	112.9
International Obligations(1)	105.4	61.4	118.7	84.7
Financial Products(3)	15.3	7.9	18.3	26.6

Total	$330.9	$199.9	$432.7	$374.7

(1)
Present value of premiums originated (PV premiums). The discount rate was 5.91% in each period.

(2)
U.S. asset-backed amounts for the three- and six-month periods ended June 30, 2002 have been restated to exclude GIC originations.

(3)
Present value of future net interest margin from GICs issued to municipalities and other market participants. The discount rate was 5.91% in each period.

        Municipal.    Year-to-date, new issue volume in the U.S. municipal bond market reached a record $200.5 billion, and insurance penetration was approximately 52%, similar to the level in last year's comparable period. In this environment, FSA insured approximately 27% of the insured new issues sold during the six-month period.

        FSA guaranteed a par amount of $15.8 billion of U.S. primary and secondary municipal obligations with closing dates in the second quarter, an increase of 29.4% over the amount insured in the prior year's comparable period. FSA's U.S. municipal PV premium originations were $144.5 million for the quarter, up 92.9% from the $74.9 million produced in the second quarter of 2002. Average premium rates were very strong, reflecting higher spreads and a healthy appetite for bond insurance. For the half, FSA's U.S. municipal par originated rose 11.0% to $26.6 billion, and PV premiums increased 38.6% to $208.6 million.

        Asset-backed.    For the second quarter, the Company's U.S. asset-backed par originated was $4.5 billion, compared with $12.2 billion in the second quarter of last year, and asset-backed PV premiums increased 18.0%. While the decline in volume reflects FSA's selective approach to the collateralized debt obligation (CDO) and consumer receivable sectors in the current credit environment, FSA is finding increasing opportunities to wrap transactions that meet its underwriting standards at favorable returns. The average premium rate was boosted in part by premiums related to amendments of existing business. For the half, FSA's U.S. asset-backed par originated declined 72.2% to $6.6 billion, and PV premiums declined 22.9% to $87.1 million.

        International.    For the second quarter, FSA insured $2.7 billion par of international obligations, generating $105.4 million of PV premiums, versus $6.5 billion of par and $61.4 million of PV premiums in the second quarter of 2002. In the United Kingdom, FSA closed three infrastructure transactions. In the largest of these, FSA insured £515 million of public-private partnership bonds issued to finance improvements to the London Underground. FSA also completed a number of international asset-backed transactions. PV premiums increased despite the decline in par insured primarily because of a shift in the business mix. Long-tenor public infrastructure transactions represented a greater portion of par insured. For the half, FSA's international par originated declined to $3.5 billion from $11.6 billion, while PV premiums increased to $118.7 million from $84.7 million.

        Financial Products.    The Financial Products segment currently comprises guaranteed investment contracts (GICs) issued by the Company's GIC subsidiaries. In the second quarter and first half of 2003, the present value of future net interest margin from the issuance of new GICs was $15.3 million and $18.3 million, respectively, compared with $7.9 million and $26.6 million in the respective comparable periods. The GIC business was constrained to no more than 100 non-qualified holders until the Company received an exemption from the Investment Company Act in April 2003. Consequently, the limits placed on this activity during early 2003 have been lifted, and the new business activity began to accelerate in May.

ANALYSIS OF FINANCIAL RESULTS

COMPONENTS OF NET INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(After-tax dollars in millions)
Reconciliation of Net Income to Operating Earnings:
Net Income	$68.1	$45.4	$133.9	$99.5
Less mark-to-market of pooled CDS(1)	1.8	(0.3)	2.8	(3.2)

Operating Earnings(2)	$66.3	$45.7	$131.1	$102.7

Noteworthy Items Included in Net Income:
Refundings, calls or other accelerations(3)	$4.0	$3.6	$6.0	$4.7
Realized capital gains(4)	2.5	16.8	2.8	17.6
Equity-based compensation(4)	(7.3)	(5.0)	(13.2)	(9.8)
General reserve contribution for estimated loss on CDOs(4)	(1.0)	(22.1)	(1.0)	(22.1)
Mark-to-market of single-name CDS program(4)	0.0	(10.8)	0.0	(13.4)
Equity in earnings of Fairbanks	(1.6)	2.7	1.6	5.1

(1)
This item pertains to SFAS No. 133 adjustments for FSA-insured credit default swaps that reference pools of financial obligations and are of investment-grade quality.

(2)
This definition of operating earnings differs from that used in FSA's financial reporting prior to the fourth quarter of 2002. The amounts for the three- and six-month periods ended June 30, 2002 have therefore been restated.

(3)
Net of deferred acquisition cost amortization

(4)
Excluded from operating earnings under the definition used prior to the fourth quarter of 2002

        NET INCOME.    The $68.1 million of second quarter net income is 50.0% higher than in the second quarter of 2002. Expenses in the second quarter of last year included a $22.1 million after-tax contribution to strengthen the general reserve (see "Expenses and Reserves" below) as well as an after-tax mark-to-market charge of $10.8 million for a unique transaction involving a diversified portfolio of single-name CDS, which was subsequently terminated. After-tax capital gains were $2.5 million in the second quarter of 2003, compared with $16.8 million in the comparable period of last year. For the first half, net income rose 34.6% to $133.9 million.

        For the second quarter of 2003, the Company's equity in the earnings of Fairbanks Capital Holding Corp. (Fairbanks), a mortgage servicing holding company in which the Company owns a minority interest, was recorded as a pre-tax loss of $1.7 million, compared with pre-tax income of $2.9 million in the second quarter of 2002. For the first half of 2003 and 2002, respectively, the Company's pre-tax equity in the earnings of Fairbanks was $1.7 million and $5.4 million. At June 30, 2003, the Company's interest in Fairbanks had a book value of $61.7 million. The decrease in the Company's equity in the earnings of Fairbanks for the quarter was largely a result of restructuring and litigation settlement charges. While the Company does not believe the investment is currently impaired, future developments are uncertain due to the ongoing FTC and other investigations.

        The Company has always included the cost of its equity-based compensation programs in net income.

        OPERATING EARNINGS.    Second quarter operating earnings of $66.3 million are lower than net income because they exclude positive mark-to-market adjustments totaling $2.6 million before taxes and

$1.8 million after taxes for pooled credit default swaps (CDS). Under Statement of Financial Accounting Standards No. 133 (SFAS No. 133), the Company marks to market certain CDS transactions based on an estimate of fair value derived from pricing of insurance premiums in the credit default swap market during the applicable period. Compared with the second quarter of 2002, operating earnings rose 44.9%.

        First half operating earnings rose 27.6% to $131.1 million and exclude positive mark-to-market adjustments totaling $4.1 million before taxes and $2.8 million after taxes for pooled credit default swaps (CDS).

        GROSS PREMIUMS WRITTEN.    Second quarter gross premiums written were $294.8 million, up 72.5% from $170.8 million in the comparable period of 2002. First half gross premiums written were $424.4 million, up 34.5% from $315.4 million in the comparable period of 2002.

        NET PREMIUMS WRITTEN.    Second quarter net premiums written were $187.9 million, up 50.1% from $125.2 million in the comparable period of 2002. First half net premiums written were $280.1 million, up 27.1% from $220.4 million in the comparable period of 2002.

        EARNED PREMIUMS.    Second quarter net premiums earned totaled $88.2 million, a 14.4% increase from $77.1 million in last year's comparable period. Second quarter refundings and prepayments were $7.5 million, compared with $7.0 million in the same period of 2002.

        First half net premiums earned totaled $168.2 million, a 14.6% increase from $146.8 million in last year's comparable period. First half refundings and prepayments were $11.9 million, compared with $9.3 million in the same period of 2002.

        INVESTMENT PORTFOLIO.    Net investment income for the second quarter of 2003 was $37.8 million, an increase of 7.6% over last year's second quarter result. The increase reflected higher invested balances partially offset by lower reinvestment rates stemming from the current interest rate environment. Capital gains were $2.8 million in the second quarter of 2003 and $22.9 million in the same period of 2002. The Company's effective tax rate on investment income (excluding the effects of capital gains and losses) was 9.6% for the second quarter of 2003, compared with 11.3% for the same period of the prior year. For the first half, net investment income was $74.3 million and capital gains were $3.9 million, compared with $68.5 million and $24.0 million, respectively, in last year's comparable period.

        The Company's investment portfolio totaled $3.5 billion at June 30, 2003, compared with $2.7 billion a year earlier. These amounts exclude the GIC portfolio.

        NET INTEREST MARGIN.    Second quarter net interest margin for the financial products segment was $1.5 million, compared with $2.3 million in last year's comparable period. The first half net interest margin was $2.1 million, compared with $2.7 million in last year's comparable period.

        EXPENSES AND RESERVES.    For the second quarter, policy acquisition and other operating expenses increased to $30.9 million, or $6.6 million higher than in last year's second quarter. Losses and loss adjustment expenses, net of reinsurance, were $6.6 million in the second quarter of 2003, consisting of $5.1 million of additions to the general reserve based on the methodology the Company applies each quarter and $1.5 million to reflect an adjustment to estimated losses in FSA-insured CDOs. In the second quarter of 2002, losses and loss adjustment expenses, net of reinsurance, were $39.2 million, consisting of a $31.0 million general reserve adjustment to reflect estimated losses in FSA-insured

CDOs and an $8.2 million addition to the general reserve based on the methodology the Company applies each quarter. Additions to reserves represent management's estimate of the amount required to cover the present value of the net cost of claims. The Company monitors its reserves on an ongoing basis and periodically adjusts such reserves, upward or downward, based on the Company's actual loss experience, its mix of business, and economic conditions. At June 30, 2003, FSA's general reserve totaled $89.5 million. During the second quarter of 2003, net transfers from the general reserve to case reserves totaled $8.4 million, primarily for CDOs. Transfers from general to case reserves represent a reallocation of existing loss reserves and have no impact on earnings.

SUBSEQUENT EVENT

        On July 17, 2003, the Company announced that it had priced a $100 million issue of 5.60% Notes due July 15, 2103 and callable on or after July 31, 2008. The offering closed on July 31, 2003. As previously announced, the Company plans to use the proceeds to redeem, at a future date, all of its outstanding 6.950% Senior Quarterly Income Debt Securities (Senior QUIDS) due November 1, 2098. The Senior QUIDS are callable, without premium or penalty, on or after November 1, 2003.

ADDITIONAL INFORMATION

        The Company will post its current Operating Supplement to its website, www.fsa.com, today. The Operating Supplement contains additional information about results for the period covered in this release. On the Investor Presentations page of its website, the Company will also post updated information about its insured securitization program with AmeriCredit Corp.

NON-GAAP TERMS

        Management and investors consider the measures listed and defined below to be important in analyzing the financial results of the Company. However, none of these measures are promulgated in accordance with accounting principles generally accepted in the United States of America and should not be considered as substitutes for shareholders' equity, net income, revenues, expenses and gross premiums written.

        Operating earnings—Net income before the effects of mark-to-market adjustments under SFAS No. 133 for pooled CDS. For purposes of calculating operating earnings, pooled CDS are defined as FSA-insured credit default swaps that reference pools of financial obligations and require payments by the Company if losses exceed a defined deductible providing an investment-grade level of protection to the Company. Management considers operating earnings a key measure of normal operating results, as the SFAS No. 133 adjustments for each guaranteed credit default swap are expected to sum to zero over the life of the transaction.

        Present value originations (PV originations)—For business originated in a given period, the sum of PV premiums (future installment premiums discounted to their present value plus upfront premiums) and the present value of future net interest margin from investment products, such as guaranteed investment contracts. The Company considers PV originations and PV premiums to be important indicators of a given period's origination activity because a substantial portion of the Company's premiums is collected in installments.

        Adjusted book value—Book value plus the after-tax present value of net deferred premium revenue, installment premiums and future net interest margin less deferred expenses. Management and some equity analysts use adjusted book value per common share as a proxy for the Company's intrinsic value, exclusive of franchise value.

RECONCILIATION OF BOOK VALUE TO ADJUSTED BOOK VALUE

	June 30, 2003	December 31, 2002
	(Dollars in millions)
Book Value(1)	$2,038.2	$1,868.4
After-tax value of:
Net deferred premium revenue, net of deferred acquisition cost	479.4	407.6
Present value of future installment premiums and net interest margin(2)	418.9	411.3

Adjusted Book Value	$2,936.5	$2,687.3

(1)
Includes the effect of after-tax unrealized gains in the investment portfolio, which was $173.6 million at June 30, 2003 and $134.7 million at December 31, 2002.

(2)
The discount rate varies according to the year of origination. For each year's originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years. The rate for 2003 is 5.91%. The rates were 5.91%, 5.79% and 5.77% for origination years 2002, 2001 and 2000, respectively.

FORWARD-LOOKING STATEMENTS

        The Company relies upon the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

        In its filings with the SEC, reports to investors, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward- looking statements include, but are not limited to, (i) projections of revenues, income (or loss), earnings (or loss), dividends, market share or other financial forecasts; (ii) statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and (iii) expected losses on, and adequacy of loss reserves for, insured transactions. Words such as "believes", "anticipates", "expects", "intends" and "plans" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include: (i) changes in capital requirements or other criteria of securities rating agencies applicable to financial guaranty insurers in general or to FSA specifically; (ii) competitive forces, including the conduct of other financial guaranty insurers in general; (iii) changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients; (iv) changes in accounting principles or practices that may result in a decline in securitization transactions; (v) an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio; (vi) inadequacy of loss reserves established by the Company; (vii) temporary or permanent disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

(viii) downgrade or default of one or more of FSA's reinsurers; (ix) the amount and nature of business opportunities that may be presented to the Company; (x) market conditions, including the credit quality and market pricing of securities issued; (xi) capacity limitations that may impair investor appetite for FSA-insured obligations; (xii) market spreads and pricing on insured credit default swap exposures, which may result in gain or loss due to mark-to-market accounting requirements; (xiii) prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; (xiv) changes in the value or performance of strategic investments made by the Company and (xv) other factors, most of which are beyond the Company's control. The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

        Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees in both the public and private sectors around the world. Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities. FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody's Investors Service, Inc., Standard & Poor's Ratings Services and Rating and Investment Information, Inc. FSA Holdings is a member of the Dexia group. For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2003	December 31, 2002
	(Dollars in thousands, except per share data)
ASSETS
Bonds at market value (amortized cost of $2,999,595 and $2,615,173)	$3,269,906	$2,829,763
Short-term investments	243,091	375,688
Guaranteed investment contract bond portfolio at market value (amortized cost of $2,292,658 and $1,840,949)	2,287,560	1,827,312
Guaranteed investment contract bond portfolio pledged as collateral at market value (amortized cost of $108,066)	102,428
Guaranteed investment contract short-term investment portfolio	134,626	4,632

Total investments	6,037,611	5,037,395
Cash	13,187	31,368
Securitized loans	424,860	437,462
Securities purchased under agreements to resell	20,000	90,000
Deferred acquisition costs	261,249	253,777
Prepaid reinsurance premiums	630,799	557,659
Reinsurance recoverable on unpaid losses	78,459	75,950
Investment in unconsolidated affiliates	127,215	115,833
Other assets	451,953	428,039

TOTAL ASSETS	$8,045,333	$7,027,483

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS' EQUITY
Deferred premium revenue	$1,641,271	$1,450,211
Losses and loss adjustment expenses	237,885	223,618
Guaranteed investment contracts	2,888,633	2,449,033
Deferred federal income taxes	152,068	124,310
Securities sold under agreements to repurchase	96,340
Ceded reinsurance balances payable	64,178	79,870
Notes payable	430,000	430,000
Deferred compensation	94,684	83,031
Minority interest	57,561	52,841
Payable for securities purchased	124,331	10,490
Accrued expenses and other liabilities	220,188	255,709

TOTAL LIABILITIES AND MINORITY INTEREST	6,007,139	5,159,113

Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital—common	900,484	903,494
Accumulated other comprehensive income (net of deferred income taxes of $85,972 and $66,270)	173,603	134,683
Accumulated earnings	963,772	829,858
Deferred equity compensation	23,445	23,445
Less treasury stock at cost (297,658 shares held)	(23,445)	(23,445)

TOTAL SHAREHOLDERS' EQUITY	2,038,194	1,868,370

TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS' EQUITY	$8,045,333	$7,027,483

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Dollars in thousands)
Revenues:
Net premiums written	$187,884	$125,186	$280,069	$220,427

Net premiums earned	88,158	77,053	168,248	146,751
Net investment income	37,776	35,100	74,309	68,498
Net realized gains	2,829	22,874	3,893	23,957
Guaranteed investment contract net interest income	11,949	5,143	19,906	8,175
Guaranteed investment contract net realized losses	(1,058)		(1,096)
Net realized and unrealized gains (losses) on derivative instruments	2,365	(16,470)	2,140	(24,698)
Other income	451	1,036	1,627	1,182

TOTAL REVENUES	142,470	124,736	269,027	223,865

Expenses:
Losses and loss adjustment expenses	6,595	39,207	12,895	42,119
Interest expense	7,085	5,881	14,171	11,742
Policy acquisition costs	13,537	13,512	26,936	25,877
Guaranteed investment contract net interest expense	6,916	2,844	14,229	5,523
Other operating expenses	17,339	10,721	32,939	20,984

TOTAL EXPENSES	51,472	72,165	101,170	106,245

Minority interest	(2,293)	(2,155)	(4,720)	(4,215)
Equity in earnings of unconsolidated affiliates	58	5,836	9,386	12,880

INCOME BEFORE INCOME TAXES	88,763	56,252	172,523	126,285
Provision for income taxes	20,674	10,847	38,609	26,760

NET INCOME	68,089	45,405	133,914	99,525

Other comprehensive income, net of tax:
Unrealized gains on securities:
Holding gains arising during period	38,703	40,435	41,398	34,920
Less: reclassification adjustment for gains included in net income	2,152	16,779	2,478	17,555

Other comprehensive income	36,551	23,656	38,920	17,365

COMPREHENSIVE INCOME	$104,640	$69,061	$172,834	$116,890

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FSA SECOND QUARTER 2003 FINANCIAL RESULTS
NET INCOME $68 Million in Q2 03 (+50% vs. Q2 02) $134 Million in H1 03 (+35% vs. H1 02)
ORIGINATIONS (PRESENT VALUE) $331 Million in Q2 03 (+66% vs. Q2 02) $433 Million in H1 03 (+15% vs. H1 02)
GROSS PAR INSURED OF NEW ORIGINATIONS
GROSS PV ORIGINATIONS
COMPONENTS OF NET INCOME
RECONCILIATION OF BOOK VALUE TO ADJUSTED BOOK VALUE
FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME